Rule 424(b)(3)
                                                                 No. 333-47411


                        CNL HEALTH CARE PROPERTIES, INC.

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated March 31, 2000 and the Prospectus Supplement dated June 2, 2000. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         At the annual meeting of stockholders of the Company, held on May 10, 2000, the stockholders of the Company approved amendments to the Articles of Incorporation proposed by the Board of Directors to expand the range of borrowers to which the Company may make loans. These amendments became effective upon filing with the Maryland State Department of Assessments and Taxation on June 27, 2000.


                               RECENT DEVELOPMENTS

         On July 1, 2000, the Board of Directors declared distributions of $0.058 per Share to stockholders of record on July 1, 2000, representing an annualized distribution rate of 7%. See "Distribution Policy" in the Prospectus for information on how distributions are declared.


                              CONFLICTS OF INTEREST

         The following sentence replaces the first sentence in item 3 under the heading " - Certain Conflict Resolution Procedures" on page 37 of the Prospectus.

         The Company will not make loans to the Sponsor, Advisor, Directors or any Affiliates thereof, except (A) mortgage loans subject to the restrictions governing mortgage loans in the Articles of Incorporation (including the requirement to obtain an appraisal from an independent expert) or (B) to wholly owned subsidiaries of the Company.


                       INVESTMENT OBJECTIVES AND POLICIES

         In addition, the following sentence replaces item 16 under the heading " - Certain Investment Limitations" on page 86 of the Prospectus.

         The Company will not make loans to the Advisor or its Affiliates, except (A) mortgage loans subject to the restrictions governing mortgage loans in the Articles of Incorporation (including the requirement to obtain an appraisal from an independent expert) or (B) to wholly owned subsidiaries of the Company.






July 12, 2000                                    Prospectus Dated March 31, 2000